================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                 MARCH 19, 1997


                          SNYDER COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                               OF INCORPORATION)

                                    1-12145
                            (COMMISSION FILE NUMBER)

                                   52-1983617
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                              TWO DEMOCRACY CENTER
                              6903 ROCKLEDGE DRIVE
                                   15TH FLOOR
                            BETHESDA, MARYLAND 20817
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (301) 468-1010
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

================================================================================

     This Amendment No. 1 to the Current Report of Snyder Communications, Inc. (the "Company") on Form 8-K dated March 18, 1997 (the "Report") relates to the Company's completion of the acquisition of Brann Holdings Limited ("Brann") in a share exchange in which Brann became a wholly-owned subsidiary of the Company. The purpose of this Amendment is to amend Item 7(A) to provide the financial statements of Brann and Item 7(B) to provide the required pro forma financial information relating to the business combination between the Company and Brann on March 27, 1997 which were impracticable to provide at the time the Company filed this report. This Amendment also contains the financial results of the Company for the first full calendar month following the closing of the acquisition in Item 5.


ITEM 5. OTHER EVENTS

  POST-MERGER FINANCIAL RESULTS


     The following is a summary of certain interim financial information of the Company, on a consolidated basis, reflecting the combined operations of the Company and Brann. At April 30, 1997, the Company had consolidated current assets and noncurrent assets of $62.7 million and $30.9 million, respectively. Also, at April 30, 1997, the Company had current liabilities and noncurrent liabilities of $36.5 million and $3.5 million, respectively. For the one month period ended April 30, 1997, the Company had consolidated revenues and gross profit of approximately $17.2 million and $5.0 million, respectively. Also, the Company had income before taxes and net income of $1.8 million and $1.1 million, respectively.


     The Company entered into a definitive agreement on March 18, 1997 to acquire American List Corporation ("American List"). The American List acquisition is subject to the approval of the American List stockholders and to customary regulatory approval. The acquisition will be accounted for as a pooling of interests. The summary interim financial information presented herein does not include the financial information of American List. Upon consummation of the American List acquisition, the Company's financial information will be restated to include the financial information of American List.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                             BRANN HOLDINGS LIMITED

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Brann Holdings Limited:


     We have audited the consolidated balance sheets of Brann Holdings Limited (the Company) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 appearing on pages 4 to 15 of this Report. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respects from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements appearing on pages 4 to 15 of this Report present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States.


PRICE WATERHOUSE
Chartered Accountants
  and Registered Auditors

Bristol, England


May 30, 1997

                             BRANN HOLDINGS LIMITED
                           CONSOLIDATED BALANCE SHEET

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                         1995           1996
                                                                      -----------    -----------
                                             ASSETS
Cash and equivalents...............................................   $ 3,874,483    $ 1,752,474
Accounts receivable, net of allowance for doubtful accounts of
  $400,595 and $540,802 at December 31, 1995 and 1996,
  respectively.....................................................    11,631,184     13,710,025
Inventory (note 3).................................................       682,095        763,284
Prepaid expenses and other current assets..........................       498,037      1,449,556
Deferred income taxes (note 7).....................................        85,069        369,662
                                                                      -----------    -----------
          Total current assets.....................................    16,770,868     18,045,001
Property and equipment, net (note 4)...............................     9,283,294     10,235,883
Goodwill...........................................................     3,173,828      3,386,861
                                                                      -----------    -----------
          Total assets.............................................   $29,227,990    $31,667,745
                                                                       ==========     ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable (note 5)..........................   $   768,710    $   848,854
Current portion of obligations under capital leases................        95,895        335,434
Accounts payable...................................................     6,820,947      8,009,352
Accrued expenses...................................................     3,422,847      4,762,826
Accrued income taxes...............................................     1,543,607        872,814
Other taxes........................................................     1,656,516      2,134,116
                                                                      -----------    -----------
          Total current liabilities................................    14,308,522     16,963,396
Deferred income taxes (note 7).....................................       334,087             --
Long term debt and obligations under capital leases (note 5).......     6,604,408      6,734,359
Mandatorily redeemable preferred stock (note 6)....................     4,596,793      5,110,241
                                                                      -----------    -----------
                                                                       25,843,810     28,807,996
Equity:
'A' ordinary shares of L1 par value, 133,000 shares authorized,
  issued and outstanding...........................................       198,702        198,702
Ordinary shares of L1 par value, 300,000 shares authorized, 206,000
  issued and outstanding...........................................       307,764        307,764
Retained earnings..................................................     2,882,664      2,058,536
Cumulative foreign currency translation adjustment.................        (4,950)       294,747
                                                                      -----------    -----------
          Total stockholders' equity...............................     3,384,180      2,859,749
                                                                      -----------    -----------
          Total liabilities and stockholders' equity...............   $29,227,990    $31,667,745
                                                                       ==========     ==========


The accompanying notes are an integral part of this consolidated balance sheet.

                             BRANN HOLDINGS LIMITED
                        CONSOLIDATED STATEMENT OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1994           1995           1996
                                                         -----------    -----------    -----------
Revenues..............................................   $42,951,152    $62,540,474    $65,462,899
Operating expenses
     Cost of services.................................    30,929,676     46,177,618     53,069,513
     Selling, general and administrative expenses.....     9,061,652     11,539,914     12,314,793
                                                         -----------    -----------    -----------
Income from operations................................     2,959,824      4,822,942         78,593
Other non operating income............................            --         31,560        143,686
Interest expense......................................      (952,904)      (987,828)      (968,316)
Interest income.......................................        61,280        118,350         28,112
                                                         -----------    -----------    -----------
Income (loss) before taxes............................     2,068,200      3,985,024       (717,925)
Income tax provision..................................       977,416      1,637,964         96,832
                                                         -----------    -----------    -----------
Net income (loss).....................................   $ 1,090,784    $ 2,347,060    $  (814,757)
                                                          ==========     ==========     ==========


 The accompanying notes are an integral part of this consolidated statement of income.

                             BRANN HOLDINGS LIMITED
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         CUMULATIVE
                                                                                           FOREIGN
                                                       COMMON STOCK                       CURRENCY
                                                    -------------------     RETAINED     TRANSLATION
                                                    NUMBER      AMOUNT      EARNINGS     ADJUSTMENTS      TOTAL
                                                    -------    --------    ----------    -----------    ----------
Balance, December 31, 1993.......................        --    $     --    $       --     $      --     $       --
     Issuance of:
          Ordinary shares........................   206,000     307,764            --            --        307,764
          'A' ordinary shares....................   133,000     198,702            --            --        198,702
     Net income..................................        --          --     1,090,784            --      1,090,784
     Dividends to stockholders...................        --          --        (9,192)           --         (9,192)
     Foreign currency translation................        --          --            --        46,740         46,740
                                                    -------    --------    ----------    -----------    ----------
Balance, December 31, 1994.......................   339,000     506,466     1,081,592        46,740      1,634,798
     Net income..................................        --          --     2,347,060            --      2,347,060
     Dividends to stockholders...................        --          --      (545,988)           --       (545,988)
     Foreign currency translation................        --          --            --       (51,690)       (51,690)
                                                    -------    --------    ----------    -----------    ----------
Balance, December 31, 1995.......................   399,000     506,466     2,882,664        (4,950)     3,384,180
     Net income..................................        --          --      (814,757)           --       (814,757)
     Dividends to stockholders...................        --          --        (9,371)           --         (9,371)
     Foreign currency translation................        --          --            --       299,697        299,697
                                                    -------    --------    ----------    -----------    ----------
Balance, December 31, 1996.......................   399,000    $506,466    $2,058,536     $ 294,747     $2,859,749
                                                    =======    ========     =========     =========      =========


 The accompanying notes are an integral part of this consolidated statement of equity.

                             BRANN HOLDINGS LIMITED
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1994           1995           1996
                                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)................................   $ 1,090,784    $ 2,347,060    $  (814,757)
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization...............     1,708,180      2,183,952      3,173,577
          Amortization of goodwill....................       111,836        115,194        114,011
          Gain on disposal of equipment and
            investments...............................            --        (31,560)      (143,695)
          Deferred taxes..............................        (1,532)        48,887       (588,798)
     Changes in assets and liabilities; excluding
       business acquisitions
          Accounts receivable.........................    (1,774,414)    (2,876,802)    (2,078,841)
          Inventory...................................        72,744         (7,838)       (81,190)
          Prepaid expenses and other assets...........        18,592        151,189       (951,518)
          Accounts payable............................     3,078,422      1,425,331      1,188,405
          Accrued expenses............................     1,515,014        333,157      1,339,979
          Accrued income taxes........................       695,885        421,932       (670,793)
          Other taxes.................................       299,232        617,754        477,600
                                                         -----------    -----------    -----------
     Total adjustments................................     5,723,959      2,381,196      1,778,737
          Net cash provided by operating activities...     6,814,743      4,728,256        963,980
                                                         -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Brann Limited (note 12)..............    (3,498,948)            --             --
     Purchase of property and equipment...............    (2,786,196)    (3,249,617)    (2,683,475)
     Proceeds from sale of equipment..................       173,648         75,788         63,322
     Proceeds from sale of investments................            --             --        145,469
                                                         -----------    -----------    -----------
          Net cash used in investing activities.......    (6,111,496)    (3,173,829)    (2,474,684)
                                                         -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of common stock.........................       506,466             --             --
     Issuance of redeemable preferred stock...........     4,582,098             --             --
     Issuance costs...................................      (180,774)            --             --
     Dividends to stockholders........................        (9,192)      (545,988)        (9,371)
     Net proceeds from borrowing......................     7,768,800             --             --
     Repayment of borrowing...........................      (225,274)      (580,013)      (855,700)
     Repayment of loan payable (note 12)..............    (8,666,694)            --             --
     Payments on capital lease obligations............      (625,760)      (536,705)      (244,730)
                                                         -----------    -----------    -----------
          Net cash provided by (used in) financing
            activities................................     3,149,670     (1,662,706)    (1,109,801)
                                                         -----------    -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES.......................       242,682       (112,837)       498,496
                                                         -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.......     4,095,599       (221,116)    (2,122,009)
CASH AND EQUIVALENTS, beginning of year...............            --      4,095,599      3,874,483
                                                         -----------    -----------    -----------
CASH AND EQUIVALENTS, end of year.....................   $ 4,095,599    $ 3,874,483    $ 1,752,474
                                                          ==========     ==========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest, including preference
       dividends......................................   $   876,304    $   904,194    $   952,698
     Cash paid for income taxes.......................   $   343,168    $ 1,120,380    $ 1,535,249
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND
  FINANCING ACTIVITIES:
     Equipment purchased under capital leases.........            --    $    92,802    $   749,593


 The accompanying notes are an integral part of this consolidated statement of cash flows.

                             BRANN HOLDINGS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS

     Brann Holdings Limited ("Brann Holdings" or "the Company"), a United Kingdom ("UK") registered company, began operations on January 25, 1994 when it acquired all of the outstanding common stock of Brann Direct Marketing Limited through a management buy-out. On January 11, 1995 Brann Direct Marketing Limited changed its name to Brann Limited.

     On March 27, 1997 all of the outstanding common stock of the Company was acquired in a merger transaction by Snyder Communications, Inc. a public corporation registered on the New York Stock Exchange. See note 13 for additional information.

     The Company is the holding company for Brann Limited whose principal activities are planning, creating and delivering direct response marketing communications; marketing systems design and consultancy; print production services; and telephone and response management services, for companies involved in marketing, advertising and direct selling and services. The Company's operations are conducted throughout the United Kingdom.

     The consolidated financial statements comprise those of the Company and its subsidiary undertakings after elimination of inter-company accounts and transactions.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Equivalents

     Cash and equivalents are comprised of operating accounts, money market investments, and other short term instruments, with original maturities of three months or less and are stated at cost which approximates market value.

  Property and Equipment and Depreciation

     Property and equipment is stated at cost. The Company depreciates furniture, fixtures, and office equipment on a straight line basis over three to ten years; computer equipment over two to four years; automobiles over three to five years; buildings over fifty years and leasehold improvements over the shorter of the period of the lease or the useful economic life.

     When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

  Revenue Recognition

     The Company provides integrated targeted marketing services to its clients under contracts that provide for payment as the services are rendered. The services include database management, creative design, teleservices, direct response marketing and print production. Revenues are recognized when the services are completed in accordance with the terms of the contracts.

  Goodwill


     Goodwill was recorded in connection with the acquisition of Brann Limited and is amortized on a straight line basis over thirty years from the acquisition date. When conditions or events occur which management believes might impact the value of the goodwill, an analysis of future undiscounted cashflows is undertaken to determine if any write down in the carrying value of the goodwill is required.

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Inventory

     Inventory is stated at the lower of cost or market. Cost is the direct cost of bought in materials on a First In First Out basis, plus attributable labor and expenses with respect to work in progress.

  Foreign Currency Translation

     Assets and liabilities are translated at the exchange rate prevailing at the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate component of equity.

  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Financial Instruments

     The fair value of financial instruments approximates their book value.

  Earnings Per Share

     Earnings per share have not been presented in these financial statements since the Company's shares are not publicly traded in the United Kingdom and all of the outstanding shares of Brann were acquired by Snyder Communications, Inc. in a transaction accounted for as a pooling of interests on March 27, 1997. See note 13 for additional information.

3.  INVENTORY

     Inventory consists of the following:

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1995        1996
                                                                       --------    --------
    Paper, envelopes and other materials............................   $221,178    $231,039
    Work in progress................................................    460,917     532,245
                                                                       --------    --------
                                                                       $682,095    $763,284
                                                                       ========    ========

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                  --------------------------
                                                                     1995           1996
                                                                  -----------    -----------
    Buildings..................................................   $ 3,735,281    $ 4,127,897
    Leasehold improvements.....................................     1,003,808      1,541,971
    Computer equipment.........................................     9,210,599     12,720,836
    Printing equipment and office furniture....................     6,120,292      7,122,847
    Automobiles................................................       269,126        253,287
                                                                  -----------    -----------
                                                                   20,339,106     25,766,838
    Accumulated depreciation...................................    11,055,812     15,530,955
                                                                  -----------    -----------
                                                                  $ 9,283,294    $10,235,883
                                                                   ==========     ==========

5.  DEBT

     Debt consists of the following:


                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1995          1996
                                                                    ----------    ----------
    Bank loan....................................................   $7,246,290    $7,165,631
    Less current portion of notes payable........................      768,710       848,854
                                                                    ----------    ----------
                                                                     6,477,580     6,316,777
    Capital leases (note 8)......................................      126,829       417,582
                                                                    ----------    ----------
                                                                    $6,604,409    $6,734,359
                                                                     =========     =========


     The loan from Lloyds Bank was denominated in British Pounds Sterling and was secured by the Company's assets; it was repayable in annual installments of pound 500,000 ($865,700) with a final settlement of pound 700,000 ($1,198,000) due on March 1, 2004; interest was payable at the rate of 7.6725% per annum until 26 January 1999, then 1.75% over Lloyds Bank base rate. The loan balance is stated net of issue costs which were $34,867 in January 1994 and are being amortized over 10 years.

     The book value of the bank loan approximates its fair value; on April 14, 1997 the bank loan was repaid in full by Snyder.

     Brann Limited also has an unused line of credit from its bank of $1,283,000 for general business expenditure. This line of credit is cross guaranteed by the Company and bears interest at the rate of 1.25% above Lloyds Bank base rate on amounts drawn down, which at December 31, 1996 were nil.

6.  MANDATORILY REDEEMABLE PREFERRED STOCK

     On January 24, 1994, in connection with the acquisition of Brann Direct Marketing Limited by Brann Holdings, fixed cumulative redeemable preference shares with a par value of pound 0.90 were issued for pound 1.00. All

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. MANDATORILY REDEEMABLE PREFERRED STOCK -- (CONTINUED) of the 3,067,000 authorized shares were issued yielding proceeds of $4,582,098 less associated issue costs of $129,978. A fixed cumulative dividend is payable at the following rates:

            1994...........................................................    5%
            1995...........................................................    6%
            1996...........................................................    7%
            Thereafter.....................................................    8%

     The shares were redeemable at L1.00 per share, including the L0.10 premium per share on the following dates by the holders or earlier at the option of the company.

                                                                          NUMBER
                                                                          -------
            December 31, 1998..........................................   517,000
            December 31, 1999..........................................   850,000
            December 31, 2000..........................................   850,000
            December 31, 2001..........................................   850,000

     The preference shares are mandatorily redeemable at specific dates. They do not carry voting rights unless dividends are in arrears, which has not occurred, and are not convertible into ordinary or 'A' ordinary shares. Accordingly, the preference shares are classified as long term obligations and the dividends, together with the amortization of issue costs, are charged as a component of interest expense in the accompanying financial statements. As discussed under subsequent events in note 13, the preference shares were acquired subsequent to December 31, 1996.

7.  INCOME TAXES

     The Company's income tax provision for the years ended December 31, 1994, 1995 and 1996 includes the following components:

                                                            1994         1995         1996
                                                          --------    ----------    ---------
    Current............................................   $978,948    $1,589,077    $ 685,630
    Deferred...........................................     (1,532)       48,887     (588,798)
                                                          --------    ----------    ---------
    Income tax provision...............................   $977,416    $1,637,964    $  96,832
                                                          ========     =========    =========

     The provision for taxes on income differs from the amount computed by applying the UK statutory tax rate as a result of the following:

                                              1994                 1995                  1996
                                        ----------------    ------------------    ------------------
                                           $         %          $          %         $          %
    Taxes at statutory UK income tax
      rate...........................   682,506    33.00    1,315,058    33.00    (236,915)   (33.00)
    Tax effect of preference
      dividend.......................   107,179     5.18      120,812     3.03     119,572     16.65
    Tax effect of goodwill
      amortization...................    36,906     1.78       38,014     0.95      37,624      5.24
    Tax effect of other disallowable
      items..........................   150,825     7.30      164,080     4.12     176,551     24.60
                                        -------    -----    ---------    -----    --------    ------
    Effective tax rate...............   977,416    47.26    1,637,964    41.10      96,832     13.49
                                        =======    =====     ========    =====    ========    ======

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes are recorded based upon differences between financial statement and tax bases of assets and liabilities. As of December 31, 1995 and 1996, the net deferred tax (liability) asset consisted of the following:

                                                                        1995         1996
                                                                      ---------    --------
    Accrued expenses and other liabilities.........................   $  69,600    $369,662
    Accrued interest...............................................      15,469          --
                                                                      ---------    --------
    Current deferred tax asset.....................................      85,069     369,662
                                                                      ---------    --------
    Prepaid pension cost...........................................     (60,321)    (83,859)
    Property and equipment.........................................    (273,766)     83,859
                                                                      ---------    --------
    Deferred tax liabilities.......................................    (334,087)         --
                                                                      ---------    --------
    Net deferred tax (liability) asset.............................    (249,018)    369,662
    Valuation allowance............................................          --          --
                                                                      ---------    --------
    Net deferred tax (liability) asset recognized..................   $(249,018)   $369,662
                                                                      =========    ========

     Management believes that it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets which have been identified and, therefore, has not provided any valuation allowance against those assets.

8.  LEASES

     The Company leases certain facilities, office equipment and other assets under capital and operating leases. The following is a schedule of future minimum lease payments for capital leases and for operating leases (with terms in excess of one year) at December 31, 1996.

                                                                    CAPITAL      OPERATING
                      YEAR ENDING DECEMBER 31,                       LEASES       LEASES
    -------------------------------------------------------------   --------    -----------
              1997...............................................   $378,595    $ 2,855,276
              1998...............................................    288,822      2,519,693
              1999...............................................    148,472      1,713,892
              2000...............................................         --      1,316,250
              2001...............................................         --      1,291,658
              Thereafter.........................................         --      8,896,713
                                                                    --------    -----------
                   Total minimum lease payments..................    815,889     18,593,482
                                                                                -----------
              Less: Amount representing interest.................     62,873
                                                                    --------
                   Total obligation under capital leases.........    753,016
              Less: Current portion..............................    335,434
                                                                    --------
              Long term portion..................................    417,582
                                                                    ========

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  LEASES -- (CONTINUED)
     As of December 31, assets recorded under capital leases consist of:

                                                                       1995          1996
                                                                    ----------    ----------
    Computer equipment...........................................   $2,723,739    $3,667,530
    Printing equipment and office furniture......................    1,965,856     2,288,142
                                                                    ----------    ----------
                                                                     4,689,595     5,955,672
    Accumulated depreciation.....................................    3,902,324     4,779,940
                                                                    ----------    ----------
                                                                    $  787,271    $1,175,732
                                                                     =========     =========

     Depreciation expense for assets under capital leases is included in total depreciation expense.

     Rental expense for all operating leases was approximately $1,132,000, $1,455,000 and $2,172,464 for the years ended December 31, 1994, 1995 and 1996, respectively.

9.  PENSIONS

     The group operates The Brann Retirement Benefits Plan, which is a funded defined benefit plan, available to all employees. The assets of the plan are held separately from those of the group and are invested in managed funds, principally comprising of equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the Plan is determined following consultation with the actuaries using the projected unit credit method.

     An actuarial valuation of the pension plan is performed on a triennial basis consistent with regulations governing pension plans and the accounting therefor in the United Kingdom. The most recent actuarial valuation of the plan's liabilities was performed as of April 1, 1996. SFAS No. 87 requires an annual valuation of a plan's assets and liabilities. For purposes of these financial statements, the actuarial value of the plan's liabilities have been estimated using the available actuarial valuations; the plan asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The significant assumptions used and the funded status of the plan are set out in the tables below.

  Significant Assumptions




                              AT DECEMBER 31                              1994    1995   1996
    -------------------------------------------------------------------   ----    ----    ----
                                                                           %       %       %
    Discount rate......................................................    9.0    8.0     8.0
    Expected long-term rate of return on plan assets...................   10.0    9.0     9.0
    Rate of increase in compensation...................................    7.0    6.0     6.0


     Net periodic pension cost is determined using the assumptions as of the beginning of the year.

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  PENSIONS -- (CONTINUED)
  Net Periodic Pension Cost



                       YEAR ENDED DECEMBER 31                       1994      1995      1996
    ------------------------------------------------------------   ------    ------    -----
                                                                    $000      $000      $000
    Service cost................................................      812       726     1,109
    Interest cost on projected benefit obligation...............      521       710       875
    Actual return on plan assets................................      935    (1,704)   (1,078)
    Net amortization of unrecognized net (gain) loss and
      deferral of actual return on plan assets..................   (1,578)      915       125
                                                                   ------    ------    ------
    Net periodic pension cost...................................      690       647     1,031
                                                                   ======    ======    ======

     The funded status is determined using the assumptions as of the end of the year.

  Funded Status



                               AT DECEMBER 31                               1995      1996
    --------------------------------------------------------------------   ------    ------
                                                                            $000      $000
    Actuarial present value of benefit obligation
         Accumulated and fully vested...................................    9,033    11,501
    Effect of projected future compensation levels......................    1,918     2,430
                                                                           ------    ------
    Projected benefit obligation........................................   10,951    13,931
    Plan assets at fair value...........................................    9,930    13,777
                                                                           ------    ------
    Plan assets in excess of (less than) projected benefit obligation...   (1,021)     (154)
    Unrecognized net loss...............................................    1,206       411
                                                                           ------    ------
    Prepaid pension cost................................................      185       257
                                                                           ======    ======

10.  CAPITAL STOCK

     The common stock of the company consists of ordinary and 'A' ordinary shares. Each of the ordinary and 'A' ordinary shares has one vote but the 'A' ordinary shares are entitled to at least 40% of the vote. For the 'A' ordinary shares, a fixed cumulative dividend of five percent is payable, ranking after the dividend on the preferred stock.

11.  STOCK OPTIONS

     Certain directors, associate directors and senior managers of the company were granted options to purchase ordinary shares of the company with exercise prices approximating the directors' estimate of the market value of the shares on the date of grant. The number of options and dates of grant are set out below:

                                                                    1994      1995      1996
                                                                   ------    ------    ------
    Shares subject to option:
    Balance at January 1........................................       --    65,900    62,000
    Options granted at L1 per share exercise price..............   65,900       600        --
    Options granted at L10 per share exercise price.............       --        --     8,600
    Options terminated..........................................       --    (4,500)   (5,000)
                                                                   ------    ------    ------
    Balance at December 31......................................   65,900    62,000    65,600
                                                                   ======    ======    ======

                             BRANN HOLDINGS LIMITED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  STOCK OPTIONS -- (CONTINUED)
     The options are exercisable only upon a sale or flotation of the company as defined in the terms of the plan. No compensation expense has been recognized in the financial statements for any of the periods presented as the conditions for exercise were not probable at any of the balance sheet dates. In conjunction with the acquisition of the company by Snyder Communications, Inc. (see note 13 to these financial statements) all of the outstanding options of Brann Holdings Limited were exchanged for options in the common stock of Snyder Communications, Inc. resulting in a first quarter 1997 charge to the combined Snyder entity of $9.1 million.

     For purposes of Statement of Financial Accounting Standards No. 123, due to the contingent exercise provisions of the options, it is not possible to reasonably estimate the fair value of these options. However, the ultimate pro forma compensation expense required to be disclosed under the provisions of FAS 123 for the options granted in 1995 and 1996 approximates the charge recognized in the first quarter of 1997 relative to those option grants.

12.  ACQUISITION

     On January 25, 1994 the Company acquired the entire issued common stock of Brann Direct Marketing Limited, the acquisition comprised:

                                                                              FAIR VALUE
                                                                              -----------
    Net assets acquired:
    Cash and equivalents...................................................   $ 1,277,370
    Other current assets, less liabilities.................................     2,481,534
    Property, plant and equipment..........................................     6,981,462
    Loan payable...........................................................    (8,666,694)
    Deferred tax...........................................................      (195,714)
    Capital lease obligation...............................................      (385,452)
                                                                              -----------
                                                                                1,492,506
    Goodwill...............................................................     3,283,812
                                                                              -----------
    Satisfied by cash consideration........................................   $ 4,776,318
                                                                               ==========

     The cashflow statement shows the consideration outflow as $3,498,948, which is net of the above cash and equivalents acquired.

13.  SUBSEQUENT EVENT


     On March 27, 1997 the Company merged with Snyder Communications, Inc. ("Snyder"), a United States company publicly traded on the New York Stock Exchange. In the merger transaction, the Company became a wholly owned subsidiary of Snyder. Snyder issued 2,350,152 shares of its common stock in exchange for all of the Brann ordinary and 'A' ordinary shares outstanding and issued 389,730 Snyder options to Brann option holders in exchange for the cancellation of all the Brann options outstanding. The ratio of exchange was based on a five day average closing price of Snyder's common stock. Each Brann stockholder received a pro-rata amount of Snyder's common stock in proportion to their relative percentage ownership interest in Brann. Each Brann stock option holder received a pro-rata amount of Snyder's stock options in proportion to their relative percentage interest in Brann through their ownership of Brann stock options. Snyder options have exercise prices consistent with those of the Brann options and will result in a 1997 first quarter charge to the combined Snyder entity of $9.1 million. In connection with the merger, Snyder also acquired the redeemable preferred stock at its redemption value at the closing date, which was equivalent to book value.

  (B) PRO FORMA FINANCIAL INFORMATION.


     The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Company and Brann for all periods presented, giving effect to the merger transaction as if it had occurred at the beginning of the earliest period presented

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Snyder Communications, Inc.:

     We have audited the accompanying consolidated balance sheet of Snyder Communications, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Brann Holdings Limited included in the consolidated financial statements of the Company, which statements reflect total assets constituting 61 percent and 30 percent of the related consolidated totals as of December 31, 1995 and 1996, respectively, and revenues constituting 53 percent, 47 percent and 35 percent of the related consolidated totals in 1994, 1995 and 1996, respectively. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Brann Holdings Limited, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snyder Communications, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996.


                                          ARTHUR ANDERSEN LLP


Washington, D.C.
May 30, 1997

                          SNYDER COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET
                                    (NOTE 1)

                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                 1995            1996
                                                                              -----------    ------------
ASSETS
Current assets:
    Cash and equivalents...................................................   $ 9,033,620    $ 53,475,047
    Accounts receivable, net of allowance for doubtful accounts of $533,306
     and $779,863 at December 31, 1995 and 1996, respectively..............    16,162,548      20,353,637
    Unbilled services......................................................     1,567,015       3,823,608
    Inventory..............................................................       682,095         763,284
    Deferred tax asset.....................................................       143,069       1,323,921
    Prepaid expenses and other assets......................................       797,234       2,073,625
                                                                              -----------    ------------
         Total current assets..............................................    28,385,581      81,813,122
Note and advances to stockholders..........................................     2,770,426              --
Property and equipment, net................................................    11,896,761      17,315,877
Deferred financing costs, net..............................................       496,001              --
Goodwill...................................................................     3,173,828       3,386,861
Deposits and other assets..................................................       825,977       2,077,682
                                                                              -----------    ------------
         Total assets......................................................   $47,548,574    $104,593,542
                                                                              ============   =============
LIABILITIES AND EQUITY
Current liabilities:
    Lines of credit........................................................   $ 1,768,710    $  2,294,522
    Current obligations under capital leases...............................       299,942       1,108,954
    Accrued payroll........................................................     2,894,745       5,175,719
    Accounts payable and accrued expenses..................................    18,401,528      26,774,652
    Unearned revenue.......................................................     2,273,704       4,641,998
    Distribution payable...................................................            --       1,087,734
                                                                              -----------    ------------
         Total current liabilities.........................................    25,638,629      41,083,579
Subordinated debentures due to related parties.............................     5,125,821              --
Deferred income taxes......................................................       334,087         170,817
Deferred rent..............................................................        43,949          88,718
Brann Holdings Limited mandatorily redeemable preferred stock, held by
  related parties..........................................................     4,596,793       5,110,241
Long-term obligations under capital leases.................................       461,247       1,726,395
Long-term debt.............................................................     6,477,580       6,316,777
                                                                              -----------    ------------
    Total liabilities......................................................   $42,678,106    $ 54,496,527
Commitments and contingencies
Equity:
    Preferred stock, $.001 par value per share, 5,000,000 shares authorized, none issued and outstanding at December 31, 1995 and
     December 31, 1996.....................................................            --              --
Common stock 120,000,000 shares authorized, 3,704,652 and 37,226,214 shares issued and outstanding at December 31, 1995 and December 31, 1996,
  respectively.............................................................         4,204          37,226
Additional paid-in capital.................................................     1,870,959      46,006,027
Retained earnings..........................................................     4,450,585       3,759,015
Cumulative foreign currency translation adjustment.........................        (4,950)        294,747
Limited partners' deficit..................................................    (1,450,330)             --
                                                                              -----------    ------------
         Total equity......................................................     4,870,468      50,097,015
                                                                              -----------    ------------
         Total liabilities and equity......................................   $47,548,574    $104,593,542
                                                                              ============   =============

The accompanying notes are an integral part of this consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                                    (NOTE 1)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                          1994            1995            1996
                                                       -----------    ------------    ------------
Revenues............................................   $80,429,038    $132,801,373    $185,440,413
Operating expenses:
     Cost of services...............................    53,218,580      93,824,100     139,358,642
     Selling, general and administrative expenses...    15,754,501      21,721,130      33,739,130
     Compensation to stockholders...................     3,009,064       7,034,274       1,548,321
                                                       -----------    ------------    ------------
Income from operations..............................     8,446,893      10,221,869      10,794,320
Interest expense, including amounts to related
  parties of $620,558, $1,149,537 and $1,370,736 in
  1994, 1995 and 1996, respectively.................    (1,248,678)     (1,771,269)     (1,992,578)
Interest income.....................................        80,880         316,304         840,770
                                                       -----------    ------------    ------------
Income before taxes and extraordinary item..........     7,279,095       8,766,904       9,642,512
Income tax provision................................     1,465,146       1,571,693       1,411,741
                                                       -----------    ------------    ------------
Income before extraordinary item....................     5,813,949       7,195,211       8,230,771
Extraordinary item, less applicable income taxes of
  $805,874..........................................            --              --      (1,215,405)
                                                       -----------    ------------    ------------
Net income..........................................   $ 5,813,949    $  7,195,211    $  7,015,366
                                                        ==========     ===========     ===========
PRO FORMA INCOME DATA (UNAUDITED):
     Historical income before income taxes and
       extraordinary item as reported...............   $ 7,279,095    $  8,766,904    $  9,642,512
     Pro forma provision for income taxes...........     3,087,792       3,574,267       4,292,846
                                                       -----------    ------------    ------------
     Pro forma income before extraordinary item.....     4,191,303       5,192,637       5,349,666
     Extraordinary item, less applicable income
       taxes of $805,874............................            --              --      (1,215,405)
                                                       -----------    ------------    ------------
     Pro forma net income...........................   $ 4,191,303    $  5,192,637    $  4,134,261
          Pro forma income before extraordinary item
            per share...............................   $      0.13    $       0.16    $       0.16
                                                        ==========     ===========     ===========
          Pro forma net income per share............   $      0.13    $       0.16    $       0.12
                                                        ==========     ===========     ===========
          Shares used in computing pro forma per
            share amounts...........................    33,163,052      33,163,052      34,454,967
          Pro forma fully diluted income before
            extraordinary item per share............   $      0.13    $       0.16    $       0.16
                                                        ==========     ===========     ===========
          Pro forma fully diluted net income per
            share...................................   $      0.13    $       0.16    $       0.12
                                                        ==========     ===========     ===========
          Shares used in computing pro forma fully
            diluted per share amounts...............    33,163,052      33,163,052      34,534,984

 The accompanying notes are an integral part of this consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.

                        CONSOLIDATED STATEMENT OF EQUITY
                                    (NOTE 1)

                                                                                         FOREIGN
                                            ADDITIONAL                     LIMITED      CURRENCY
                                 COMMON      PAID-IN        RETAINED      PARTNERS'    TRANSLATION
                                  STOCK      CAPITAL        EARNINGS       DEFICIT     ADJUSTMENT       TOTAL
                                 -------   ------------   ------------   -----------   -----------   ------------
Balance, December 31, 1993, as
  previously reported..........  $  500    $    138,342   $   (693,823)  $(2,680,421)   $      --    $ (3,235,402)
Pooling of MMD, Inc............   1,354           7,140        985,162            --           --         993,656
                                 -------   ------------   ------------   -----------   -----------   ------------
Balance, December 31, 1993, as
  restated.....................   1,854         145,482        291,339    (2,680,421)          --      (2,241,746)
    Pooling of Brann Holdings
      Limited..................   2,350         504,116             --            --           --         506,466
    Distributions and
      dividends................      --              --     (1,829,320)           --           --      (1,829,320)
    Foreign currency
      translation adjustment...      --              --             --            --       46,740          46,740
    Net income.................      --              --      4,544,008     1,269,941                    5,813,949
                                 -------   ------------   ------------   -----------   -----------   ------------
Balance, December 31, 1994.....   4,204         649,598      3,006,027    (1,410,480)      46,740       2,296,089
    Proceeds from sale of
      partnership interest, net
      of income taxes of
      $815,000.................      --       1,221,361             --        13,639           --       1,235,000
    Distributions and
      dividends................      --              --     (1,950,974)   (3,853,168)          --      (5,804,142)
    Foreign currency
      translation adjustment...      --              --             --            --      (51,690)        (51,690)
    Net income.................      --              --      3,395,532     3,799,679           --       7,195,211
                                 -------   ------------   ------------   -----------   -----------   ------------
Balance, December 31, 1995.....   4,204       1,870,959      4,450,585    (1,450,330)      (4,950)      4,870,468
    Proceeds from Initial
      Public Offering..........   4,038      59,169,659             --            --           --      59,173,697
    Distributions and
      dividends................      --              --    (13,174,013)   (8,612,050)          --     (21,786,063)
    Reorganization.............  28,959     (15,558,416)     7,630,431     7,899,026           --              --
    Exercise of stock
      options..................      25         424,975             --            --           --         425,000
    Tax effect of option
      exercises................      --          98,850             --            --           --          98,850
    Foreign currency
      translation adjustment...      --              --             --            --      299,697         299,697
    Net income.................      --              --      4,852,012     2,163,354           --       7,015,366
                                 -------   ------------   ------------   -----------   -----------   ------------
Balance, December 31, 1996.....  $37,226   $ 46,006,027   $  3,759,015   $        --    $ 294,747    $ 50,097,015
                                 ========  =============  =============  ============  ==========    =============

 The accompanying notes are an integral part of this consolidated statement of equity.

                          SNYDER COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                    (NOTE 1)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                          ------------------------------------------
                                                                             1994           1995            1996
                                                                          -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.........................................................   $ 5,813,949    $ 7,195,211    $  7,015,366
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization..................................     2,254,721      2,976,674       4,884,171
        Loss on repayment of subordinated debt.........................            --             --       2,021,279
        Loss on disposal of assets.....................................            --        133,920         323,385
        Deferred taxes.................................................         2,866         30,285      (1,392,841)
    Changes in assets and liabilities:
        Accounts receivable............................................    (2,352,669)    (4,948,013)     (4,191,089)
        Unbilled services..............................................    (2,212,878)       645,863      (2,256,593)
        Inventory......................................................        72,744         (7,838)        (81,190)
        Deposits and other assets......................................      (154,444)      (474,914)     (1,397,513)
        Prepaid expenses and other assets..............................       (49,691)       (67,112)     (1,276,391)
        Accrued payroll, accounts payable and accrued expenses.........     6,688,753      5,652,889      10,353,948
        Unearned revenue...............................................       512,470        583,892       2,368,294
        Other taxes....................................................       299,232        617,754         477,600
        Deferred rent..................................................            --         43,949          44,769
                                                                          -----------    -----------    ------------
            Net cash provided by operating activities..................    10,875,053     12,382,560      16,893,195
                                                                          -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of Brann Limited..........................................    (3,498,948)            --              --
    Proceeds from sale of investments..................................            --             --         145,469
    Note and advances to stockholders..................................        (5,657)    (2,764,769)             --
    Other..............................................................    (3,191,837)    (4,731,512)     (6,755,977)
                                                                          -----------    -----------    ------------
            Net cash used in investing activities......................    (6,696,442)    (7,496,281)     (6,610,508)
                                                                          -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of long-term notes payable to limited partners and
      others...........................................................    (9,258,807)    (2,641,968)             --
    Proceeds from issuance of subordinated debentures due to related
      parties..........................................................            --      5,000,000              --
    Proceeds from sale of partnership interest.........................            --      2,050,000              --
    Tax effect of equity transaction...................................            --       (815,000)             --
    Debt issuance costs................................................      (180,774)      (557,000)             --
    Distributions and dividends........................................    (1,829,320)    (5,804,142)    (17,973,329)
    Repayment of subordinated debentures...............................            --             --      (6,900,000)
    Proceeds from line of credit borrowing.............................     7,768,800      1,000,000       1,958,910
    Repayment of line of credit borrowing..............................      (225,274)      (580,013)     (2,368,942)
    Payments on capital lease obligations..............................      (674,820)      (650,933)       (655,092)
    Proceeds from exercise of options..................................            --             --         425,000
    Proceeds from Initial Public Offering..............................            --             --      59,173,697
    Issuance of Brann common stock.....................................       506,466             --              --
    Issuance of redeemable preferred stock, held by related parties....     4,582,098             --              --
                                                                          -----------    -----------    ------------
            Net cash provided by (used in) financing activities........       688,369     (2,999,056)     33,660,244
    Effect of exchange rate changes....................................       242,682       (112,837)        498,496
                                                                          -----------    -----------    ------------
NET INCREASE IN CASH AND EQUIVALENTS...................................     5,109,662      1,774,386      44,441,427
CASH AND EQUIVALENTS, beginning of year................................     2,149,572      7,259,234       9,033,620
                                                                          -----------    -----------    ------------
CASH AND EQUIVALENTS, end of year......................................   $ 7,259,234    $ 9,033,620    $ 53,475,047
                                                                          ===========    ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest including dividends on mandatorily
      redeemable preferred shares......................................   $ 1,123,643    $ 1,437,791    $  1,736,304
    Cash paid for income taxes.........................................   $   464,427    $ 1,512,112    $  3,130,956
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
    Equipment purchased under capital leases...........................   $   268,599    $   525,956    $  2,703,823
    Distribution of note receivable from stockholder to SMS
      stockholders.....................................................   $        --    $        --    $  2,725,000
    Distribution payable...............................................   $        --    $        --    $  1,087,734

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS:

     On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") pursuant to the provisions of the Delaware Act, under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

     Snyder Communications, Inc., a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of the Partnership. Snyder Communications, Inc., in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock.

     Prior to the Reorganization, SMS owned 63.85 percent of the Partnership and the limited partners owned the remaining 36.15 percent. The Reorganization resulted in the stockholders of SMS exchanging 100 percent of their SMS stock for stock of Snyder Communications, Inc. simultaneously with the limited partners exchanging their limited partnership interests in the Partnership for common stock of Snyder Communications, Inc. After consummation of the Reorganization, Snyder Communications, Inc. owns 100 percent of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100 percent of the interests in the Partnership. In connection with the Reorganization, 29,458,400 shares of common stock were issued to the stockholders of Snyder Communications, Inc.

     Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities and operations of SMS, the Partnership and Snyder Communications, Inc., at their historical cost basis. Accordingly, the accompanying consolidated balance sheet as of December 31, 1995 and the consolidated financial statements for the years ended December 31, 1994 and 1995 include a combination of the accounts of SMS and the Partnership after elimination of all significant intercompany transactions. The accompanying consolidated financial statements as of and for the year ended December 31, 1996 include the consolidated accounts of Snyder Communications, Inc., SMS and the Partnership (the consolidated entity will be referred to herein as "SCI" or "Snyder Communications") after elimination of all significant intercompany transactions. Certain amounts previously presented have been reclassified to conform to the December 31, 1996 presentation.

     Snyder Communications provides outsourced marketing services. SCI designs and implements marketing programs for its customers utilizing field sales, teleservices, sponsored WallBoards(R) and product sampling. SCI's operations are conducted throughout the United States and in the United Kingdom.

     On January 6, 1997, SCI acquired MMD, Inc. ("MMD") in a merger transaction in which MMD became a wholly owned subsidiary of SCI. In this transaction, 966 shares of outstanding MMD common stock were converted into 1,354,500 shares of SCI common stock. In addition, on March 27, 1997, SCI acquired Brann Holdings Limited ("Brann") in a share exchange transaction in which Brann became a wholly owned subsidiary of SCI. In this transaction, 339,000 shares of outstanding Brann common stock were converted into 2,350,152 shares of SCI common stock, while 63,850 Brann options, which were fully vested and immediately exercisable, were converted into 389,730 SCI options with similar terms. Collectively the MMD and Brann business combinations will be referred to herein as the "Acquisitions." The Acquisitions have been accounted for as a pooling of interests for accounting and financial reporting purposes. The accompanying financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of SCI, MMD and Brann for all periods presented, giving effect to the Acquisitions

                          SNYDER COMMUNICATIONS, INC.

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS: -- (CONTINUED) as if they had occurred at the beginning of the earliest period presented (the combined entity will be referred to herein as the "Company"). The consolidated balance sheet for all periods presented give effect to the conversion of the shares of MMD and Brann common stock to 3,704,652 shares of SCI common stock.

     MMD was incorporated under the laws of the state of New Jersey on December 7, 1982. MMD's principal business activity involves marketing medical products for pharmaceutical companies, utilizing field sales, throughout the United States. MMD previously utilized an October 31 year-end. Concurrent with its merger with SCI, MMD changed its fiscal year-end to December 31 and restated its financial statements to conform to SCI's calendar reporting.

     Brann, a United Kingdom ("U.K.") registered company, began operations on January 25, 1994 when it acquired all of the outstanding common stock of Brann Direct Marketing Limited through a management buy-out. On January 11, 1995, Brann Direct Marketing Limited changed its name to Brann Limited. Brann's principal business activities are planning, creating and delivering direct response marketing communications; marketing systems design and consultancy; print production services; and telephone and response management services, for companies involved in marketing, advertising and direct selling and services. Brann's operations are conducted throughout the United Kingdom.


     The Company recognized a charge to first quarter 1997 income of approximately $16.2 million (before income taxes) related to costs incurred and resulting from the Acquisitions. This charge consists primarily of investment banking, other professional service fees and certain U.K. exercise and transfer taxes as well as a charge of approximately $9.1 million related to the accelerated vesting of Brann options (see Note 10).


     There are important risks associated with the Company's business and financial results. These risks include (i) the Company's current reliance on two significant clients, which constituted 27 and 10 percent of its 1996 revenues and on other major clients (see Note 3); (ii) the Company's ability to sustain and manage future growth; (iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the Company's dependence on industry trends toward outsourcing of marketing services; (vii) the risks associated with the Company's contracts; and (viii) the dependence of the Company's success on its executive officers and other key employees, in particular, its Chairman of the Board of Directors, Chief Executive Officer and President.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Equivalents

     Cash and equivalents are comprised principally of amounts in operating accounts, money market investments, and other short-term instruments, stated at cost which approximates market value, with original maturities of three months or less.

  Deferred Financing Costs

     Deferred financing costs, which were incurred in connection with the issuance of the subordinated debentures (see Note 5), were charged to expense as additional interest expense over the life of the subordinated debentures using the interest method.

  Property and Equipment

     Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to ten years; computer equipment over two to four

                          SNYDER COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) years; automobiles over three to five years and buildings over fifty years. Custom wood cases used to display WallBoards(R) are placed in locations targeted at specific advertising markets. The original cost of these cases is capitalized and depreciated over five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvements.

     When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income.

  Revenue Recognition

     DIRECT SALES -- The Company performs marketing of telecommunication and other services on behalf of its clients utilizing its field sales and teleservicing resources. These contracts provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by the Company's clients. At this point, the Company has no further performance obligation related to the submitted customer and is contractually entitled to payment. Certain of the Company's contracts provide the client with the right to seek a return of previously paid commissions if the customers submitted by the Company do not meet certain defined characteristics and performance standards. These relate to the client's ability to successfully provide service to the customer, the bad debt experience of the customer base submitted by the Company, the achievement of targeted customer goals and certain minimum usage and life measures of the customer base. At the point of revenue recognition, an allowance is recorded by the Company based on an estimate for these returned commissions. The allowance is estimated based on the Company's historical experience and periodically reviewed by the Company and adjusted when necessary.

     WALLBOARD(R) REVENUE -- The Company contracts with clients to display sponsored information in mounted wall units at target market locations. WallBoard(R) revenue is recognized over the life of the contract as services are rendered which is generally one year or less. Unearned revenue is recorded for billings prior to the earning of such revenue.

     PRODUCT SAMPLING -- The Company contracts with clients to produce and distribute product samples, coupons and pieces of literature to target markets. Sampling revenue is recognized over the contract term of the sampling program as services are rendered which generally extends for one year.

     MEDICAL SERVICES REVENUE -- The Company recognizes revenue and associated costs when services have been performed by field representatives. Customer advances represent payments received under contracts in advance of the Company performing the related service. These amounts are deferred and recognized as revenue when services are performed. Unbilled services represent revenues earned on contracts, but billed in a subsequent accounting period.

     INTERNATIONAL SERVICES REVENUE -- The Company provides integrated targeted marketing services to its clients in the United Kingdom under contracts that provide for payment as services are rendered. Services provided include database management, creative design, teleservices, direct response marketing, and print production. Revenues are recognized as services are rendered in accordance with the terms of the contracts.

  Goodwill

     Goodwill was recorded in connection with the January 25, 1994 acquisition of Brann Limited by Brann and is amortized on a straight-line basis over thirty years from the acquisition date. When conditions or events occur which management believes might impact the value of the goodwill, an analysis of future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the goodwill is required.

                          SNYDER COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  Inventory

     Inventory, consisting primarily of paper and supplies, is stated at the lower of cost or market. Cost is the direct cost of purchased materials on a First In First Out basis, plus attributable labor and expenses with respect to work in progress.

  Income Taxes

     The accompanying consolidated financial statements reflect no provision for federal or state income taxes related to income earned by the Partnership prior to the Reorganization since each of the partners of the Partnership reflected their share of the Partnership's net income on their respective tax returns. Prior to January 1, 1996, SMS was taxed as a C corporation and, accordingly, a provision (benefit) for taxes of SMS is reflected in the accompanying consolidated statement of income for each of the two years in the period ended December 31, 1995. During this period, SMS accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". Effective January 1, 1996, SMS elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income.

     Effective with the Reorganization, SCI is treated as a C corporation for federal and state income tax purposes. At the date of the Reorganization, SCI recognized a net deferred tax asset and an associated tax benefit equal to the cumulative net deductible temporary differences existing at that date. The income tax provision recorded for the year ended December 31, 1996 includes a provision for income taxes for SCI for the period from September 24, 1996, the date of the Reorganization, through December 31, 1996, offset by the net deductible temporary differences existing at the date of the Reorganization.

     Prior to November 1, 1992, MMD filed its income tax return using the cash-basis method of reporting. Beginning November 1, 1992, MMD switched to the accrual method. In connection with this change, MMD, for income tax purposes, was required to recognize additional taxable income of approximately $642,000 over a four-year period, beginning in 1993. Accordingly, at December 31, 1995, a deferred income tax liability of $78,601 is reflected as the balance due for the change in the tax accounting method described above and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

     During 1994, MMD elected to be taxed as a small business corporation (S corporation) under the applicable sections of the Code and New York state income tax laws. Accordingly, no provision for federal income taxes has been made for MMD in the accompanying consolidated financial statements. However, MMD is subject to New York state income tax at reduced rates and New York City income tax. MMD elected to retain its tax fiscal year-end, which was October 31, through October 31, 1996. As an S corporation with a year-end which is other than a calendar year, a deposit was required to be held on account with the IRS. This deposit amounted to $283,183 and $316,777 as of December 31, 1995 and 1996, respectively. As a result of the merger transaction discussed above, MMD has changed its tax fiscal year-end to December 31.

     Brann incurs and pays taxes in the U.K. on a corporate level similar to a C corporation in the United States.

  Pro Forma Income Data (Unaudited)

     The unaudited pro forma net income and net income per share amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The shares used in computing pro forma net income per share assume that the Reorganization and the Acquisitions had occurred at the beginning of each of the periods presented and, for 1996 reflect the issuance

                          SNYDER COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) of additional shares as a result of the initial public offering and the exercise of stock options. The pro forma income tax rate reflects the combined federal and state income taxes of approximately 42.4 percent, 40.8 percent and 44.5 percent, for the years ended December 31, 1994, 1995 and 1996, respectively.

  Accounting for Stock Options

     The Company accounts for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), is included in Note 10.

  Foreign Currency Translations

     Assets and liabilities of Brann are translated using the exchange rate at the balance sheet date. Revenue and expense accounts for this subsidiary are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate component of equity.

  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to certain of its contracts to provide outsourced marketing services. The terms of these contracts provide that the Company's clients may seek a return of previously paid commissions if certain defined characteristics or performance standards are not met. The Company has recorded an allowance in the accompanying consolidated financial statements in an amount which it considers sufficient to satisfy any claims which might be made pursuant to these provisions.

  Concentration of Credit Risk

     Concentration of credit risk is limited to accounts receivable and unbilled services and is subject to the financial conditions of certain major clients as described in Note 3. The Company's receivables are concentrated with customers in the telecommunications and pharmaceutical industries. The Company does not require collateral or other security to support clients' receivables.

  New Accounting Pronouncements

     During February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). This statement is effective for years ending after December 15, 1997 and will be implemented by the Company in its December 31, 1997 financial statements.

     SFAS 128 requires primary earnings per share ("EPS") to be replaced with basic EPS. Primary EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Fully diluted EPS, now called diluted EPS is still included. As discussed in Note 10, SCI adopted its stock option plan and began offering stock options in September 1996. Because the options were outstanding for only a short period of time during 1996, management has established that the effect of this pronouncement on

                          SNYDER COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) the computation of basic EPS is immaterial for 1996. However, in future years, when the options are outstanding for the entire year, management has estimated that the Company's reported EPS will be higher under SFAS 128 than under the old EPS standard.

3. SIGNIFICANT CLIENTS:

     The Company had one client which represented 2, 19 and 27 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. The loss of this client would have a material adverse effect on the Company's business. The Company's principal contract with this client extends through December 1997. In January 1997 the Company entered into another two-year contract with this client to provide additional services. The Company had a second client which accounted for 10 percent of the Company's total revenues for the year ended December 31, 1996. Effective January 1997, the Company is no longer doing business with this client. The termination of the contract with this client is not expected to have a material impact on the Company. The Company had a third client which represented 15, 16 and 9 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following.

                                                                    DECEMBER 31,
                                                            ----------------------------
                                                                1995            1996
                                                            ------------    ------------
        WallBoards(R)....................................   $  1,829,398    $  1,790,566
        Buildings........................................      3,735,281       4,127,897
        Computer equipment...............................      9,210,599      12,720,836
        Office and telephone equipment...................      7,816,985      13,061,161
        Furniture and fixtures...........................        335,840         538,217
        Automobiles......................................        269,125         253,287
        Leasehold improvements...........................      1,303,244       2,445,640
                                                            ------------    ------------
                                                              24,500,472      34,937,604
        Accumulated depreciation.........................    (12,603,711)    (17,621,727)
                                                            ------------    ------------
                                                            $ 11,896,761    $ 17,315,877
                                                             ===========     ===========

5. DEBT:

  Lines of Credit

     SCI obtained a $2.5 million line of credit in September 1996. The line of credit has a variable rate of interest with borrowings payable on an amortizing basis to September 1999, the date the line expires. At December 31, 1996, approximately $0.9 million was outstanding and the interest rate was 6.75 percent. The weighted average interest for the period ended December 31, 1996 was 6.71 percent.

     MMD has a $2.0 million revolving line of credit agreement with a bank. The line of credit has a variable interest rate based on the bank's prime rate (8.25 percent as of December 31, 1996). MMD had $1.0 and $0.5 million outstanding on this line at December 31, 1995 and 1996, respectively, and the effective interest rate was 8.0 percent for the year ended December 31, 1996. Borrowings pursuant to the line of credit are collateralized by substantially all of the assets of MMD. In February 1997, MMD paid off the outstanding balance of $0.5 million.

                          SNYDER COMMUNICATIONS, INC.

5. DEBT: -- (CONTINUED)
     Brann has a loan payable to a commercial bank in the amount of $7,246,290 and $7,165,631 as of December 31, 1995 and 1996, respectively. The loan has an interest rate of 7.6275 percent per annum until January 28, 1999, at which date the interest rate changes to the bank's base rate plus 1.75 percent. The loan is payable in annual installments of $855,700, until March 1, 2004, when the entire unpaid amount is due in full. The loan is secured by Brann's assets and the book value of the loan approximates its fair value as of December 31, 1996. On April 14, 1997, the full amount of the loan outstanding was repaid.

     Future minimum payments on the loan are as follows:

                1997............................................   $  855,700
                1998............................................      855,700
                1999............................................      855,700
                2000............................................      855,700
                2001............................................      855,700
                Thereafter......................................    2,887,131
                                                                   ----------
                          Total.................................   $7,165,631
                                                                    =========

     Brann also has a $1,283,000 line of credit for general business expenditures. The line of credit bears interest at the commercial bank's base rate plus 1.25 percent. There was no balance outstanding under this line of credit at December 31, 1996.

  Subordinated Debentures

     On October 28, 1996 SCI used approximately $7.0 million of cash to redeem in full the subordinated debentures ("the Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25 percent (effective interest rate to maturity of approximately 17 percent) and an original maturity date of December 31, 2001. The Debentures were classified as long term at December 31, 1995, because SCI did not have the intent to repay them at that date. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A nonrecurring charge of $1.2 million, net of a $805,874 tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The nonrecurring charge consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  Notes Payable

     Concurrent with the formation of the Partnership, the Original Limited Partner loaned the Partnership $350,000 as evidenced by a promissory note. On May 10, 1989, the Partnership entered into another promissory note agreement with the Original Limited Partner to repay the principal amount of advances previously made by the Original Limited Partner to the Partnership. Effective January 1, 1993, all prior notes payable and the related accrued interest to the Original Limited Partner were combined into one note totaling $3,252,781. This note bore interest of 8.00 percent per annum. This note was paid in full in May of 1995 with a portion of the proceeds from the Debentures.

                          SNYDER COMMUNICATIONS, INC.

6. INCOME TAXES:

     Prior to January 1, 1996, SMS was taxed as a C corporation for federal and state corporate income tax purposes. Effective January 1, 1996, SMS elected to be taxed as an S corporation and accordingly, SMS's income was taxable to its stockholders.

     During 1994, MMD elected to be taxed as an S corporation for federal and state corporate income tax purposes. However, MMD is subject to New York State income tax at reduced rates and New York City income tax.

     At the date of the Reorganization, a net deferred tax asset was recorded with an associated credit to the provision for income taxes. The Company's income tax provision (benefit) for the periods when it operated as a C corporation, the years ended December 31, 1994 and 1995 and for the period from the date of Reorganization to December 31, 1996, includes the following components.

                                                                      1994                   1995                   1996
                                                               -------------------    -------------------    -------------------
Current..............................   U.S.-Federal               $         2,000        $       433,500        $     1,590,176
                                        U.S.-State and City                402,730                255,229                508,175
                                        U.K.                               978,948              1,589,077                685,630
                                                                        ----------             ----------             ----------
                                                                         1,383,678              2,277,806              2,783,981
Deferred.............................   U.S.-Federal                        83,000                 51,000               (668,618)
                                        U.S.-State and City                     --                  9,000               (114,824)
                                        U.K.                                (1,532)                48,887               (588,798)
                                                                        ----------             ----------             ----------
                                                                            81,468                108,887             (1,372,240)
Tax effect of equity transaction.....                                           --               (815,000)                    --
                                                                        ----------             ----------             ----------
Income tax provision.................                              $     1,465,146        $     1,571,693        $     1,411,741
                                                                        ==========             ==========             ==========

     The provision for taxes on income before extraordinary item differs from the amount computed by applying the U.S. Federal income tax rate as a result of the following:

                                                                        YEARS ENDED DECEMBER 31,
                                                                       --------------------------
                                                                        1994      1995      1996
                                                                       ------    ------    ------
Taxes at statutory U.S. Federal income tax rate.....................    35.00     35.00     35.00
U.S./U.K. tax rate differential.....................................    (0.57)    (0.91)     0.15
Income taxed directly to owners.....................................   (21.95)   (21.80)   (16.55)
State and city income taxes (benefit), net of federal tax benefit...     3.58      1.96      2.71
Tax effect of Reorganization........................................       --        --     (6.69)
Tax effect of dividends on mandatorily redeemable preferred stock...     1.47      1.38     (1.18)
Tax effect of U.K. permanent differences............................     2.59      2.30     (2.17)
Other...............................................................       --        --      3.37
                                                                       ------    ------    ------
Effective tax rate..................................................    20.12     17.93     14.64
                                                                       ======    ======    ======

     Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. There has been no valuation allowance recorded relating to the deferred tax assets. As

                          SNYDER COMMUNICATIONS, INC.

6. INCOME TAXES: -- (CONTINUED)
of December 31, 1995 and 1996 temporary differences that give rise to the deferred tax assets and liabilities consisted of the following:

                                                                          1995          1996
                                                                        ---------    ----------
Accrued expenses and other liabilities...............................   $  52,411    $1,161,329
Vacation and severance accruals......................................      32,907       120,010
Allowance for doubtful accounts......................................      40,000        42,582
Other................................................................      17,751            --
                                                                        ---------    ----------
Gross deferred tax assets............................................     143,069     1,323,921
Property and equipment...............................................    (273,766)      (86,958)
Prepaid pension cost.................................................     (60,321)      (83,859)
                                                                        ---------    ----------
Gross deferred tax liabilities.......................................    (334,087)     (170,817)
                                                                        ---------    ----------
Net deferred tax (liability) asset...................................   $(191,018)   $1,153,104
                                                                        =========     =========


     At December 31, 1996, cumulative undistributed earnings of Brann were approximately $2.4 million. No provision for U.S. income taxes or U.K. withholding taxes has been made since the Company considers these undistributed earnings to be permanently invested in the U.K. The Company has estimated that because of available tax planning strategies such earnings, if repatriated, would not result in an additional material tax provision.


7. INTERNATIONAL OPERATIONS:

     After giving effect to the Acquisitions, the Company has operations in both the United States and the U.K. Financial information by country is as follows:

                                                        YEARS ENDED DECEMBER 31,
                                               -------------------------------------------
                                                  1994            1995            1996
                                               -----------    ------------    ------------
        Revenues
             United States..................   $37,477,886    $ 70,260,899    $119,977,514
             U.K. ..........................    42,951,152      62,540,474      65,462,899
                                               -----------    ------------    ------------
        Total Revenues......................   $80,429,038    $132,801,373    $185,440,413
                                                ==========     ===========     ===========
        Income from operations
             United States..................   $ 5,487,069    $  5,367,367    $ 10,572,041
             U.K............................     2,959,824       4,854,502         222,279
                                               -----------    ------------    ------------
        Total income from operations........   $ 8,446,893    $ 10,221,869    $ 10,794,320
                                                ==========     ===========     ===========

                                                            1995            1996
                                                         -----------    ------------
        Identifiable assets
             United States............................   $18,320,584    $ 72,925,797
             U.K. ....................................    29,227,990      31,667,745
                                                         -----------    ------------
        Total identifiable assets.....................   $47,548,574    $104,593,542
                                                          ==========     ===========

                          SNYDER COMMUNICATIONS, INC.

8. LEASES:

     The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases (with initial or remaining terms in excess of one year at December 31, 1996).

                                                                        CAPITAL       OPERATING
                     YEAR ENDING DECEMBER 31,                           LEASES         LEASES
-------------------------------------------------------------------   -----------    -----------
1997...............................................................   $ 1,354,384    $ 5,697,191
1998...............................................................     1,167,393      4,966,457
1999...............................................................       648,001      3,973,093
2000...............................................................        80,590      3,189,087
2001...............................................................            --      2,987,102
Thereafter.........................................................            --     10,543,113
                                                                      -----------    -----------
     Total minimum lease payments..................................     3,250,368     31,356,043
                                                                                      ==========
Less -- Amount representing interest...............................      (415,019)
                                                                      -----------
     Total obligation under capital leases.........................     2,835,349
Less -- Current portion............................................    (1,108,954)
                                                                      -----------
Long-term portion..................................................   $ 1,726,395
                                                                       ==========

     Property and equipment, net, on the consolidated balance sheets includes $1,326,069 and $3,258,065 for equipment purchased under capital leases as of December 31, 1995 and 1996, respectively.

     Rental expense for all operating leases was approximately $1,806,400, $2,838,600 and $4,119,691 for the years ended December 31, 1994, 1995 and 1996, respectively.

9. CAPITAL STOCK:

     On September 30, 1996 SCI completed an initial public offering of 8,970,000 shares of its common stock, par value $0.001 per share (the "Common Stock") at an offering price of $17.00 per share. The offering included 4,038,162 newly issued shares of Common Stock sold by SCI and 4,931,838 previously outstanding shares of Common Stock sold by selling stockholders. SCI received net proceeds of $59.2 million from the offering (after deducting the costs associated with the offering). SCI did not receive any proceeds from the sale of shares of Common Stock in the offering by the selling stockholders.

     In May 1995, SMS sold a 6.15 percent interest in the Partnership for $2,050,000 in cash proceeds. These proceeds are reflected (net of associated income taxes of $815,000 and SMS's basis in the equity interest) as a contribution to additional paid-in capital in the accompanying consolidated financial statements.

10. STOCK INCENTIVE PLAN:

     In September 1996, SCI adopted the 1996 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan authorizes SCI to grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Subject to adjustment, the aggregate number of shares of Common Stock which may be issued under the Stock Option Plan upon exercise of options, SARs or in the form of restricted stock may not exceed five million shares.

     In conjunction with Brann's purchase of Brann Limited in January 1994, Brann adopted a stock option plan. Granted options were exercisable upon a sale or flotation of Brann as defined in the terms of the plan. No compensation expense has been recognized in the financial statements for the Brann options for any of the periods presented as the conditions for their exercise were not probable at any of the balance sheet dates. In

                          SNYDER COMMUNICATIONS, INC.

10. STOCK INCENTIVE PLAN: -- (CONTINUED)

conjunction with the acquisition of Brann by SCI, all of the outstanding options of Brann were exchanged for options of the common stock of the Company under the Stock Option Plan. The exchange of Brann options for SCI options was based on the final common stock exchange rates used in the acquisition, with the SCI options possessing identical terms to the Brann options at the date of conversion. Management recognized a charge to first quarter income of approximately $9.1 million related to the accelerated vesting of these options.


     The exercise price of options granted under the Stock Option Plan may not be less than 100 percent (110 percent in the case of an optionee who is a 10 percent stockholder) of the fair market value per share of Common Stock on the date of the option grant. The vesting and other provisions of the options are determined by the Company's Board of Directors. All options granted as of December 31, 1996 vest on or before the fourth anniversary of the date of grant and expire on or before the tenth anniversary of the date of grant.

     A summary of the activity within the Stock Option Plan, for the three years ended December 31, 1996, after giving retroactive effect to the conversion of the Brann options, is as follows:

                                                                SHARES OUTSTANDING
                                                          -------------------------------
                                                           1994       1995        1996
                                                          -------    -------    ---------
        Beginning of year..............................        --    402,254      378,448
             Granted...................................   402,254      3,662    4,289,494
             Exercised.................................        --         --      (25,000)
             Forfeited.................................        --    (27,468)    (280,520)
             Expired...................................        --         --           --
                                                          -------    -------    ---------
        End of year....................................   402,254    378,448    4,362,422
                                                          =======    =======     ========
        Exercisable at end of year.....................        --         --      275,000
                                                          =======    =======     ========

                                                             WEIGHTED AVERAGE EXERCISE
                                                                       PRICE
                                                            ----------------------------
                                                            1994       1995        1996
                                                            -----      -----      ------
        Beginning of year................................   $  --      $0.27      $ 0.27
             Granted.....................................    0.27       0.27       15.18
             Exercised...................................      --         --       17.00
             Forfeited...................................      --       0.27       15.38
             Expired.....................................      --         --          --
                                                            -----      -----      ------
        End of year......................................   $0.27      $0.27      $15.18
                                                            =====      =====      ======

     Weighted average fair value of options granted $37,498,732

     Of the 4,362,422 options outstanding as of December 31, 1996, 3,767,500 options have an exercise price of $17.00 and a weighted average remaining contractual life of 9.69 years. Another 194,500 options have exercise prices between $19.375 and $27, with a weighted average exercise price of $22.972 and a weighted average remaining contractual life of 9.93 years. The remaining 400,422 options relate to the previously converted Brann options which have exercise prices between $0.27 and $2.67 and a remaining contractual life of 7 years.

     The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 6.2 percent, expected dividend yield of zero, expected life of 5 years, and expected volatility of 50 percent.

                          SNYDER COMMUNICATIONS, INC.

10. STOCK INCENTIVE PLAN: -- (CONTINUED)
     If the Company had recorded compensation expense using the fair value based method prescribed by SFAS 123, the Company's pro forma net income and pro forma net income per share amounts would have been reduced to the following as adjusted amounts.

Pro forma net income (loss):                            As reported.............   $  5,047,479
                                                        As adjusted.............     (1,847,675)
Pro forma net income (loss) per share:                  As reported.............   $       0.16
                                                        As adjusted.............          (0.06)
Pro forma fully diluted net income (loss) per share:    As reported.............   $       0.16
                                                        As adjusted.............          (0.06)

11. MANDATORILY REDEEMABLE PREFERRED STOCK:

     On January 25, 1994, in connection with the acquisition of Brann Direct Marketing Limited by Brann Holdings, fixed cumulative mandatorily redeemable preferred shares with a par value of L0.90 were issued for L1.00. All of the 3,067,000 authorized shares were issued yielding proceeds of $4,582,098 less associated issue costs of $129,978. A fixed cumulative dividend was payable at the following rates:

                1994...................................................    5%
                1995...................................................    6%
                1996...................................................    7%
                Thereafter.............................................    8%

     The shares were redeemable at L1.00 per share, including the L0.10 premium per share on the following dates by the holders or earlier at the option of Brann.

                                                                      NUMBER
                                                                      -------
                December 31, 1998..................................   517,000
                December 31, 1999..................................   850,000
                December 31, 2000..................................   850,000
                December 31, 2001..................................   850,000


The preferred shares are mandatorily redeemable on a specific date, do not carry voting rights unless dividends are in arrears, which has not occurred, and are not convertible into Brann common equity. Accordingly, the preference shares are classified as long term debt obligations and the dividends as well as the amortization of associated issue costs are charged as a component of interest expense in the accompanying consolidated financial statements. Dividends included in interest expense were $324,784, $366,096 and $362,338 in 1994, 1995 and 1996, respectively. The preferred shares were acquired subsequent to December 31, 1996, as part of the Acquisitions.


12. PENSIONS:

     Brann operates The Brann Retirement Benefits Plan, which is a funded defined benefit plan available to all employees. The assets of the plan are held separately from those of Brann and are invested in managed funds principally comprising equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the plan is determined following consultation with actuaries using the projected unit credit method.

                          SNYDER COMMUNICATIONS, INC.

12. PENSIONS: -- (CONTINUED)
     An actuarial valuation of the pension plan is performed on a triennial basis consistent with regulations governing pensions plans and the accounting therefor in the United Kingdom. SFAS No. 87 requires an annual valuation of a plan's assets and liabilities. For purposes of these financial statements, the actuarial value of the plan's liabilities has been estimated using the available actuarial valuations and the plan's asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The most recent actuarial valuation of the plan's liabilities was performed as of April 1, 1996. The significant assumptions used and the funded status of the plan are set out in the tables below.

  Significant Assumptions

                                                                           AS OF DECEMBER 31,
                                                                          --------------------
                                                                                  1995    1996
                                                                                  ----    ----
                                                                          1994     %       %
                                                                          ----
                                                                           %
    Discount rate......................................................    9.0    8.0     8.0
    Expected long-term rate of return on plan assets...................   10.0    9.0     9.0
    Rate of increase in compensation...................................    7.0    6.0     6.0

  Net Periodic Pension Cost

     Net periodic pension cost is determined using the assumptions as of the beginning of the year and is comprised of the following (in thousands).

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1994       1995       1996
                                                                -------    -------    -------
    Service cost.............................................   $   812    $   726    $ 1,109
    Interest cost on projected benefit obligation............       521        710        875
    Actual return on plan assets.............................       935     (1,704)    (1,078)
    Net amortization of unrecognized net (gain) loss and
      deferral of actual return on plan assets...............    (1,578)       915        125
                                                                -------    -------    -------
    Net periodic pension cost................................   $   690    $   647    $ 1,031
                                                                =======    =======    =======

  Funded Status

     The funded status is determined using the assumption as of the end of the year and is reflected as follows (in thousands).

                                                                     AS OF DECEMBER 31,
                                                                     ------------------
                                                                      1995       1996
                                                                     -------    -------
        Actuarial present value of benefit obligations:
             Accumulated and fully vested.........................   $ 9,033    $11,501
        Accumulated benefit obligation............................     9,033     11,501
        Effect of projected future compensation levels............     1,918      2,430
                                                                     -------    -------
        Projected benefit obligation..............................    10,951     13,931
        Plan assets at fair value.................................     9,930     13,777
                                                                     -------    -------
        Plan assets less than projected benefit obligation........    (1,021)      (154)
        Unrecognized loss.........................................     1,206        411
                                                                     -------    -------
        Prepaid pension cost......................................   $   185    $   257
                                                                     =======    =======

                          SNYDER COMMUNICATIONS, INC.

13. RELATED PARTIES:

     SCI's headquarters office space is leased from a third party, in which one of the former limited partners has an ownership interest. Rent paid under this lease was $355,483, $771,855, and $ 1,125,542 in 1994, 1995, and 1996,
respectively.

     During 1995, SCI advanced $2,725,000 to a stockholder of SMS as evidenced by a promissory note. The note was non-interest bearing and secured by SMS stock. This note was distributed to the SMS stockholders, pro rata, on June 30, 1996.

     SCI produces a WallBoard(R) for which a publication beneficially owned by the Original Limited Partner is one of the sponsors. Such publication participates as a sponsor in exchange for the use by the Company of its editorial information. Because it is not practicable to estimate the benefit received by or provided to SCI and the Original Limited Partner, no accounting recognition has been provided for this transaction in the accompanying consolidated financial statements.

14. COMPENSATION TO STOCKHOLDERS:

     Prior to the Reorganization, SCI's operations were conducted by the Partnership. SMS, the general partner of the Partnership, paid compensation to certain officers and employees of the Partnership for services performed for SMS. The compensation from SMS was in addition to the compensation that these individuals received from the Partnership. Following consummation of the Reorganization, these individuals are not performing any comparable duties or responsibilities for SMS. No such compensation was paid by SMS to these individuals in 1996 nor is any such compensation expected to be paid in the future. This non-recurring compensation is included in compensation to stockholders on the consolidated statement of income for the year ended December 31, 1995.

     Prior to its merger with SCI, the stockholders of MMD received compensation for services provided to MMD. Following this merger, two of the former stockholders are not performing comparable duties for MMD. No such compensation is expected to be paid to these individuals in the future. The remaining individual has entered into an employment agreement with the Company which provides for compensation at a reduced level compared to that paid for the periods presented. Based on this individual's compensation for the year ended December 31, 1996, it is anticipated that compensation levels will decrease approximately $1.1 million in 1997.

15. COMMITMENTS AND CONTINGENCIES:

     The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

     The Internal Revenue Service ("IRS") is currently conducting an examination of MMD's Federal employment tax returns for the years ended December 31, 1992 and 1993. During the course of the examination, the IRS has requested documentation from MMD to support MMD's classification of its field representatives as independent contractors. The Company believes that it has adequate support for its treatment of field representatives as independent contractors. In the opinion of management, the resolution of this matter will not have a material effect on the financial position or results of operations of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

                          SNYDER COMMUNICATIONS, INC.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE
DATA):

     The following table summarizes financial data by quarter for SCI, MMD and Brann for all periods presented, giving effect to the Mergers as if they had occurred at the beginning of the earliest period presented.

                                                                  QUARTER ENDED 1995
                                            --------------------------------------------------------------
                                            MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
                                            --------    -------    ------------    -----------    --------
Revenues.................................   $28,759     $30,678      $ 33,136        $40,228      $132,801
Gross Profit.............................     8,622       8,558         9,981         11,816        38,977
Net Income...............................     2,104       1,677         2,860            554         7,195
Pro Forma Net Income.....................     1,473       1,191         2,112            417         5,193
Pro Forma Net Income per share...........   $  0.04     $  0.04      $   0.07        $  0.01      $   0.16

                                                                  QUARTER ENDED 1996
                                            --------------------------------------------------------------
                                            MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
                                            --------    -------    ------------    -----------    --------
Revenues.................................   $40,506     $44,249      $ 45,335        $55,350      $185,440
Gross Profit.............................    10,215      10,860        11,007         14,000        46,082
Income Before
     Extraordinary Item..................     2,372       1,751         2,169          1,939         8,231
Net Income...............................     2,372       1,751         2,169            723         7,015
Pro Forma Net Income
     Before Extraordinary Item...........     1,332       1,004           902          2,112         5,350
Pro Forma Net Income.....................     1,332       1,004           902            896         4,134
Pro Forma Net Income
     Before Extraordinary Item per
       Share.............................   $  0.04     $  0.03      $   0.03        $  0.06      $   0.16
Pro Forma Net Income per share...........   $  0.04     $  0.03      $   0.03        $  0.02      $   0.12

17. SUBSEQUENT EVENT -- RECENT ACQUISITION:


     On January 17, 1997, the Company acquired Supermarket Communications Systems, Inc. ("SCS"). SCS provides marketing services through information centers located in over 7,000 targeted retail outlets. Upon consummation of the acquisition, SCS's name was changed to Good Neighbor Direct, Inc. ("Good Neighbor"), and the information centers acquired will be operated by the Company through Good Neighbor. The purchase price of $4,150,000 was paid in cash. The assets acquired in the purchase include information centers with a net book value of approximately $498,000 and certain other assets with a book value of approximately $29,000.


18. SUBSEQUENT EVENT -- PENDING ACQUISITION:

     On March 18, 1997, the Company entered into a definitive agreement to acquire American List Corporation ("American List") in a merger transaction in which American List will become a wholly owned subsidiary of the Company. Under the terms of the agreement, the Company will issue one share of Common Stock in exchange for all of the outstanding stock of each of the approximately 4.5 million shares of American List common stock outstanding if the average trading price of the Company's Common Stock prior to closing of the transaction is at least $32 per share with the exchange ratio increasing if the average trading price of the Company's Common Stock prior to closing is less than $32 per share. Therefore, each American List stockholder will receive a pro-rata amount of the Company's Common Stock in proportion to their relative percentage ownership in American List. This acquisition is subject to the approval of American List stockholders and to customary regulatory approval. Pending approval, the Company expects to complete this merger transaction in the second quarter of 1997. This merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. American List is a targeted marketing resource, providing clients with the ability to reach over 30 million students and young adults through its proprietary database.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         SNYDER COMMUNICATIONS, INC.
                                                  (Registrant)


Date: June 2, 1997                                        /s/ MICHELE D. SNYDER
                                              ----------------------------------------------
                                                            MICHELE D. SNYDER
                                                         VICE CHAIRMAN, PRESIDENT
                                                       AND CHIEF OPERATING OFFICER

Date: June 2, 1997                                        /s/ A. CLAYTON PERFALL
                                              ----------------------------------------------
                                                            A. CLAYTON PERFALL
                                                         CHIEF FINANCIAL OFFICER